Exhibit 99(10)
FORM OF SUBSCRIPTION AGENT AGREEMENT
          This Subscription Agent Agreement (the “Agreement”) is made and entered into as of September •, 2008 by and between CanArgo Energy Corporation (the ” Company") and Glitnir Securities AS, a Norwegian corporation (the “Agent” or “Glitnir", respectively) , with reference to the following:
     A. The Company has filed on May 2, 2008 with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively the “1933 Act”), a Registration Statement on Form S-3, File No.333-150625 (in the form in which it first becomes effective under the 1933 Act, and as it may thereafter be amended, the “Registration Statement”), relating to the proposed issuance and distribution by the Company of transferable subscription rights (the “Rights”) to holders of record (“Record Date Holders”) of shares of common stock, $0.10 par value per share, of the Company (the "Common Stock”) as of 5:00 p.m. U.S. Eastern time on October 2, 2008 (the “Record Date”), at a rate of one Right for each share of Common Stock held on the Record Date, and the proposed sale of up to 242,107,390 newly-issued shares (the “Underlying Shares”) of Common Stock upon the exercise of Rights (collectively, the “Offering”).
     B. The Company has also filed on September 12, 2008 with the Oslo Børs (the “Exchange”), in compliance with Norwegian legislation and regulations, including in accordance with the Norwegian Securities Trading Act Chapter 7 and the Norwegian Securities Trading Regulation Chapter 7, an offering circular prepared in English (in the form in which it first becomes effective and is approved by the Exchange, and as it may thereafter be amended, the “Norwegian Offering Circular”), relating to the Offering of Rights to Record Date Holders (“Norwegian Record Date Holders”) who individually hold their shares of Common Stock in the securities clearance and registration system maintained by the Norwegian Central Securities Depository and DNB NOR bank (the “VPS System”).
     C. The Record Date Holders will be entitled to subscribe to purchase one Underlying Share for each Right (the “Basic Subscription Privilege”) at a per share price of US $0.10 per share (the "Subscription Price”), which price will be set forth in the Norwegian Offering Circular, a final copy of which has been or, upon availability will promptly be, delivered to the Agent. All terms not defined herein shall have the meanings given in the Norwegian Offering Circular.
     D. The Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing so to act, in connection with the distribution, issuance and exercise of the Rights, all upon the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:
1. Appointment. The Company hereby appoints the Agent to act as subscription agent in connection with the exercise, sale, subdivision and transfer of the Rights by Norwegian Record Date

Holders in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment and shall take such actions as may be necessary to effectuate the terms of this Agreement. The Company has also appointed Computershare, Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (collectively, “Computershare”) as a co-subscription agent and may from time to time appoint such additional co-subscription agents as it may deem necessary or desirable.
2. Distribution of Rights; Form and Execution of Subscription Rights Certificates.
          A. The Company has authorized the distribution of the Rights and, following the effectiveness of the Registration statement and the Norwegian Offering Circular and the Record Date, will issue such Rights to Norwegian Record Date Holders as contemplated by the Norwegian Offering Circular. Each Right shall be entered into the book entry VPS System and shall be irrevocable, transferable and shall evidence the Rights of the holders of record thereof (each of whom shall be deemed a “Norwegian Rights Holder”) to purchase Common Stock upon the terms and conditions set forth in the Norwegian Offering Circular and herein set forth. The Company will promptly notify the Agent upon the effectiveness of the Registration Statement and the Agent shall promptly notify the Company of the clearance of the Norwegian Offering Circular by the Exchange. Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of Norwegian Record Date Holders to be prepared by the Agent, record Rights issued in the names of the Norwegian Record Date Holders, setting forth the number of Rights to subscribe for the Company’s Common Stock calculated on the basis of one Right for one share of Common Stock recorded on the books in the name of each such Norwegian Record Date Holder as of the Record Date. The number of Rights that are issued to Norwegian Record Date Holders will be rounded down, by the Agent, to the nearest number of full Rights as fractional Rights will not be issued. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement and upon clearance of the Norwegian Offering Circular, the Agent shall promptly deliver a letter, approved by the Company, to all Norwegian Record Date Holders registered in the VPS system, describing the Offering and offering to furnish a copy of the Norwegian Offering Circular and any other document as the Company deems necessary or appropriate, upon advice of counsel, upon request. Delivery shall be by first class mail (without registration or insurance).
          B. Documents to be furnished by the Company will be executed on behalf of the Company by its President and Chief Executive Officer or Chairman of the Board and by its Secretary or an Assistant Secretary by facsimile signature or by any person who, at the actual date of execution of such facsimile signature, is a proper officer of the Company to sign such document, even if at the date of the execution of this Agreement or the date of actual issuance of such certificate such person is not such an officer.
          C. The Agent shall, in its capacity as subscription agent for the Company, keep or cause to be kept, at its principal offices in Oslo, Norway, books for registration and transfer of the Rights issued hereunder. Such books will show the names and addresses of the respective Norwegian Rights Holders and the number of Rights registered in their names in the VPS System for purposes of determining the rights of holders of such Rights and Agent shall liaise with Computershare and any other co-subscription agent appointed to act as subscription agent for Record Date Rights Holders in the United States and elsewhere in order to record the issuance to and transfer of Rights by such Record Date Rights Holders.

3. Division, Combination And Exchange of Rights; Fractional Shares.
          A. Subject to the provisions of Sections 2 A. and 3 C. hereof, any Rights, or any two or more Rights, may be divided, combined or exchanged for any number of Rights or for a single Right of different denominations; provided, however, that the aggregate number of Rights so issued does not exceed the aggregate number of Rights surrendered in exchange therefor. Notwithstanding the foregoing, a registered broker-dealer, commercial bank or trust company, securities depository or participant therein, or nominee therefor (each, a “Qualified Financial Institution”) holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon delivery of a duly completed and executed certification substantially in the form attached hereto as Exhibit A to the Agent on or before 5:30 P.M. local Central European Time (“CET”) on October 14, 2008 (the “Expiration Time"), exchange its Rights to obtain Rights for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a Norwegian Record Date Holder. The Agent will, upon request, promptly deliver to each person making a request therefor a form of the certification referred to in the preceding sentence. No Rights evidencing fractional Rights will be issued upon division, combination or exchange of other Rights, and any instructions to divide, combine or exchange Rights that would result in the issuance of Rights evidencing fractional Rights are to be rejected.
          B. Any Norwegian Rights Holder desiring to divide, combine or exchange any Rights must make such requests in writing to the Agent and furnish such evidence as the Agent may request evidencing the surrender the Rights to be divided, combined or exchanged to the Agent. Thereupon the Agent will register in the VPS System in the name of such Norwegian Rights Holder such divided, combined or exchanged Rights, as the case may be, as so requested. In all cases of transfer by an attorney-in-fact, the original power of attorney, duly approved, or a copy thereof, duly certified, must be deposited and remain with the Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Agent must be produced and may be required to be deposited and to remain with the Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any division, combination or exchange of Rights.
          C. No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each Norwegian Record Date Holder or beneficial owner holding through a Qualified Financial Institution that complies with the procedures set forth in Section 3 A. above will be rounded down to the next whole number. All questions as to the validity and eligibility of any rounding of fractional Rights (including, without limitation, in connection with the surrender by a Qualified Financial Institution of Rights, as set forth in Section 3 A. hereof) will be determined by the Company in its sole discretion, and its determination will be final and binding.
4. Subsequent Issue Of Rights. Subsequent to the original issuance of the Rights, no Rights will be issued except as provided herein.
5. Exercise.

          A. A Norwegian Rights Holder may exercise Rights held by such Rights Holder by properly completing, signing and delivering appropriate legally valid, binding and enforceable subscription documentation to be prepared and furnished by the Agent (“Subscription Documentation”), together with payment in full of the Subscription Price for the aggregate number of Underlying Shares subscribed for pursuant to such Rights Holder’s exercise of the Basic Subscription Privilege. Subject to Section 6, below, such Subscription Documentation and payment of the Subscription Price must be received by the Agent before the Expiration Time, and a Right will not be deemed exercised until the Agent receives both payment of the Subscription Price and a duly executed copy of such Subscription Documentation. Once a Norwegian Rights Holder has exercised a Right, such exercise may not be revoked. The Rights will expire at the Expiration Time. The Company may notify the Agent either orally or in writing of any extension of the Expiration Time. If the Company gives an oral notice of an extension, it will confirm such extension in writing.
          B. The Subscription Price will be payable in United States dollars (“USD”) by wire transfer of funds to the USD account of the Agent, as agent for the Company maintained for such purpose at DnB NOR, SWIFT DNBANOKK, A/C Glitnir Securities AS, USD A/C No: 7012.04.41939 (for further credit to CanArgo Energy Corporation Rights Offering). The Subscription Price will be deemed to have been received by the Agent only upon receipt of collected funds in the Agent’s account designated above, in payment of the Subscription Price, on or before 5:30 P.M. local Central European Time (“CET”) on October 17, 2008.
          C. If such Subscription Documentation furnished by the Norwegian Rights Holder does not indicate the number of Underlying Shares subscribed for or if the Subscription Price payment forwarded to the Agent is insufficient to purchase the number of Underlying Shares subscribed for, the Norwegian Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for based on the Subscription Price delivered to the Agent and, to the extent that the payment delivered by such Norwegian Rights Holder exceeds the aggregate Subscription Price with respect to the Basic Subscription Privilege, the Norwegian Rights Holder will be refunded the amount of the overpayment without interest.
          D. Rights held by Norwegian Rights Holders shall be transferred, and the exercise of the Basic Subscription Privilege shall be effected, through the facilities of the VPS System.
          E. The Agent will pay to, credit to the account of, or otherwise transfer to the Company an amount in US dollars equivalent to all funds received by the Agent in USD in payment of the Subscription Price for Underlying Shares subscribed for pursuant to the Basic Subscription Privilege as soon as practicable following the Expiration Time. Pending such payment, all such funds shall be handled and transmitted in accordance with the provisions of Rule 15c2-4 under the United States Securities and Exchange Act of 1934, as amended.
          F. The Company may notify the Agent either orally or in writing that (1) it will not issue shares of Common Stock to any Rights Holder who is required, in the Company’s sole judgment and discretion, to obtain prior clearance, approval or non-disapproval from any foreign or domestic state or federal bank regulatory authority to own or control such shares unless, prior to the Expiration Time, evidence of such clearance, approval or non-disapproval has been provided to the Company; or (2) it will limit the number of shares issuable to any Rights Holder if, as a result of exercises of Rights, in the aggregate or to any Rights Holder, there exists a risk, in the Company’s sole judgment and discretion, that certain tax benefits will be subject to limitation under Section 382 of the United States Internal Revenue Code of 1986, as amended (the "Code”) or there exists a risk of any other adverse tax consequence to the Company.
6. Validity of Subscriptions. All questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights will be determined by the Company, in its sole discretion, and Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or is not in proper form, or if the acceptance thereof or the issuance of Underlying Shares pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity (including, without limitation, any deficiency with respect to time of receipt of any Subscription Documentation or the Subscription Price for all Underlying Shares subscribed for pursuant thereto) or to permit a defect or irregularity to be corrected within such time as it may determine. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of any Subscription Documentation or incur any liability for failure to give such notification.
7. Delivery of Shares. The Agent will deliver a Statement of Holding reflecting new shares of Company Common Stock registered in the VPS System, representing those shares of Common Stock purchased pursuant to exercise of the Basic Subscription Privilege as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared. Unless the Subscription Documentation provides otherwise, the Underlying Shares purchased pursuant to the exercise of Rights will be registered in the VPS System in the name of the Norwegian Rights Holder exercising such Rights. Any refund, without interest, of the Subscription Price for Underlying Shares subscribed for but not sold will be mailed or delivered by the Subscription Agent to the Norwegian Rights Holder to whom such refund is due as soon as practicable after the Expiration Time.
8. Transfer of Rights.
          A. Any Norwegian Rights Holder may transfer (i) all of its Rights registered in the VPS system by properly executing and delivering appropriate legally valid, binding and enforceable transfer documentation prepared and furnished by the Agent to such Norwegian Rights Holder (“Transfer Documentation”) or (ii) some of the Rights (but not fractional Rights) by delivering to the Agent such Transfer Documentation properly completed, executed and dated, with instructions to register the Rights to be transferred in the name of the transferee and to register new Rights in the VPS system in the name of the transferee. The Agent will register new Rights in the VPS System in the name of the transferor evidencing any Rights not so transferred to the transferee or, if so instructed, to an additional transferee. For purposes of this Agreement, the term “properly completed, executed and dated” means that all such Transfer Documentation must be completed, signed and dated in accordance with the rules and regulations of the VPS System and the Exchange.
          B. Upon delivery to the Agent of the Transfer Documentation executed for sale by any Norwegian Rights Holder, the Agent will endeavor to sell through the facilities of the Exchange the number of such Rights the Norwegian Rights Holder has elected to sell, as designated in the Transfer Documentation. Transfer Documentation so executed must be received by the Agent prior to the Expiration Time. If a Norwegian Rights Holder makes such election with respect to fewer than all of the Rights registered in its name in the VPS System, the Agent will register in the VPS System in such Norwegian Rights Holder’s name the Rights as to which such election was not so made. Promptly following the sale, the Agent will send such Norwegian Rights Holder a check for the weighted average net sale price of any Rights sold, calculated as follows: the total proceeds realized by the Agent from all sales pursuant to this Section 8 B. on the day such Rights are sold, net of any applicable brokerage commissions, taxes and other expenses, divided by the total number of Rights sold by the Agent on that day, multiplied by the number of Rights sold for such Norwegian Rights Holder. In connection therewith, the Agent agrees that it (i) is acting solely on behalf and for the benefit of such Norwegian Rights Holders who wish to sell their Rights and not as agent, or on behalf, of the Company, (ii) will not accept any instruction from the Company with respect to the timing or manner of any such sales, (iii) will effect all such sales in accordance with applicable law and the rules and regulations of the Exchange and (iv) will not effect any such sales in a manner that would cause a material adverse change in the market for the Rights.
9. Extension. The Company reserves the right to extend the Expiration Time.
10. Reports. The Agent will notify the Company and its designated representatives by telephone each business day during the period commencing on October 6, 2008, and ending at the Expiration Time, which notice will thereafter be conformed in writing, of (i) the number of Rights exercised each day, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege each day and the number of such shares for which payment has been received, (iii) the number of Rights requested to be sold and actually sold by the Agent each day in accordance with Section 8 B., above, (iv) the number of Rights for which defective Subscription and Transfer Documentation have been received each day, (v) the number of requests from Qualified Financial Institutions holding Rights on behalf of more than one beneficial holder to effect an exchange of Rights so as to obtain additional Rights to which such beneficial holders are entitled, and the increase in the number of Rights that would result from such exchange, and (vi) cumulative totals with respect to the information set forth in each of the clauses (i) through (v) above. At or before 5:00 p.m. CET following the Expiration Time, the Agent will certify in writing to the Company the cumulative totals through the Expiration Time with respect to the information set forth in clauses (i) through (v) above. The Agent will also maintain and update a listing of Norwegian Rights Holders who have fully or partially exercised their Rights and Norwegian Rights Holders who have not exercised their Rights. The Agent will provide the Company and its designated representatives with the information compiled pursuant to this Section 10 and original copies of all Subscription and Transfer Documentation or other documents or data from which such information derived, as any of them may reasonably request.

The Agent hereby represents and warrants that the information contained in each notification referred to in this Section 10 will be accurate in all material respects.
11. Compensation for Services. The Company agrees to pay to the Agent compensation for its services hereunder in accordance with its Engagement Agreement dated June 26, 2008.
12. Instructions, Indemnification and Limitation of Liability. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:
          A. The Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, President and Chief Executive Officer, the Chief Financial Officer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company, or any other person designated by any of them, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent’s control.
          B. The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.
          Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 12, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.
          C. The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any direct losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Agent’s gross negligence or willful misconduct or which arise out of the breach of any representation or warranty or agreement of

Agent hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the event for which recovery from the Agent is being sought.
13. Changes in Rights. The Agent may, without the consent or concurrence of the Norwegian Rights Holders in whose names Rights are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in any Rights and in any Subscription or Transfer Documentation that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Rights except insofar as any such change may confer additional rights upon the Norwegian Rights Holders.
14. Assignment/Delegation.
          A. Except as provided in Section 14 B. below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.
          B. The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time, at the Agent’s sole cost and expense; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.
          C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.
15. Governing Law; Settlement of Disputes. The validity, interpretation and performance of this Agreement shall be governed by the law of the Kingdom of Norway and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto. Any disagreement, difference or dispute between the parties hereto relating to this Agreement which is not settled amicably, shall be settled by arbitration in Oslo pursuant to the procedures set forth in the Norwegian Arbitration Act (“voldgiftsloven”). The arbitration and the decision of the court of arbitration shall be confidential, and the parties shall confirm such confidentiality with respect to each arbitration case.

16. Third Party Beneficiaries. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.
17. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.
18. Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.
19. Severability. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.
20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
21. Captions. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.
22. Confidentiality. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.
23. Term and Termination. This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Time; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other. Upon termination of the Agreement, the Agent shall retain copies of all Subscription and Transfer Documentation and related documentation as required by applicable law.
24. Notices. Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopy or overnight courier guaranteeing next day delivery, addressed as follows:
If to the Company, to:

CanArgo Energy Corporation
P.O. Box 291, St Peter Port
Guernsey, GY1 3RR, British Isles
Attention: Chief Financial Officer
Telecopier Number: +44 011 1481 729 982
If to the Agent, to:
Glitnir Securities AS
Haakon VII’s gate 10
Postboks 1474, Vika N-0116
Oslo, Norway
Attention: Truls Birkeland
Telecopier Number: +47 22 01 63 11
25. Survival. The provisions of Paragraphs 12, 15, 17-19, 22, and 24-26 shall survive any termination, for any reason, of this Agreement.
26. Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

Glitnir Securities AS
By:
Name:
Title:

CanArgo Energy Corporation
By:
Name:
Title:

CanArgo Energy Corporation
EXHIBIT A
NOMINEE HOLDER CERTIFICATION
     The undersigned, a bank, broker, dealer or other nominee holder of rights (“Rights”) to purchase shares of common stock (“Common Stock”) of CanArgo Energy Corporation (the “Company”), pursuant to the Rights Offering described and provided for in the Company’s accompanying Offering Circular, hereby certifies to the Company and to Glitnir Securities AS, as a Subscription Agent for the Rights Offering, that the undersigned has subscribed for, on behalf of beneficial owners of Rights (which may include the undersigned), the number of shares of Common Stock specified below, upon the terms and conditions described in the Prospectus (without identifying any such beneficial owner):

	Number of Shares of		Number of Shares of
Beneficial	Common Stock Owned		Common Stock Elected
Holder of	on the Record Date,	Total Rights	to Purchase Upon
Rights	if any	Exercised	Exercise of Rights
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
Provide the following information:
VPS System (“VPS”)
Participant Number
VPS Participant Name
VPS Subscription Confirmation Number(s)
Name and Address of Nominee Holder
By:
Name:
Title:
Dated:                                         ,
2008